UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT
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YB
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OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Per
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son
   Hatfield, Michael A.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol

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   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Ye
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ar
   11/2000
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all app
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licable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior V
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ice President & Secret
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person

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( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Benefici
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ally Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+
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-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of
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    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Secu
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rities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |
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 Beneficially |   Form:   |   direct   |
|                                 |          |             |
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  |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |
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       |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+-----
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6/
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-+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |
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A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-------
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----+------+----------+----------------+-----------+------------+
                                                            <C
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3j
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>
Common Stock                       11/13/2000 G       V
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   -50         D      $0.000000  28707            D




TABLE II -- Derivative Securities Acqui
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red, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------
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+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.
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     |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |
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          |                |          |Number  |Owner- |       |
|             |        |          |         |           |
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               |                |          |of      |ship   |       |
|             |        |          |         |           |
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                    |                |          |Deriv-  |Form of|       |
|             |        |          |         |
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1
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   |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |
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n%
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        |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |
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 |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |
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      |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|
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U:
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 |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Tran
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sac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-
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|tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ati
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ve   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security
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 |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------
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<0x01>&<0xD9>
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------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
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
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<0x01>(<0xD7>
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

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Michael A. Hatfield

DATE
11/20/2000
</TEXT>
</DOCUMENT
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>
</SUBMISSION>
<0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00>
<0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00>
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<SUBMISSION>
<TYPE>4
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0001023885
<CCC>ourr2y$s
<RELATIONSHIP>Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PERIOD>11/30/2000
<DOCUMENT>
<TYPE>4
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Person
   Hatfield, Michael A.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   11/2000
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President & Secret
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       11/13/2000 G       V     -50         D      $0.000000  28707            D




TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+


Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Michael A. Hatfield

DATE
11/20/2000